Exhibit 8.1

425 Park Avenue New York, New York 10022-3598 212.836.8000 Fax 212.836.8689 www.kayescholer.com

DRAFT - October     , 2011

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

Ladies and Gentlemen:

We have acted as counsel to PhotoMedex, Inc., a Delaware corporation, (the “Company”) in connection with the proposed merger (the “Merger”) of a newly-formed wholly-owned subsidiary of the Company with and into Radiancy, Inc. In connection with the filing of the Registration Statement on Form S-4 relating to the Merger (the “Registration Statement”), we are rendering our opinion concerning the material U.S. federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Registration Statement.

In rendering this opinion, we have reviewed (without any independent investigation) the Registration Statement and such other documents as we have deemed necessary or appropriate as the basis for the opinion set forth herein. We have relied, without independent investigation, upon the truth and accuracy at all relevant times of the facts and statements contained in the Registration Statement and other documents, and have assumed that the Merger will be consummated as described therein. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing, we are of the opinion that the statements set forth in the section entitled “United States Federal Income Tax Consequences of the Merger” in the Registration Statement, to the extent they describe the provisions of U.S. federal tax statutes, rules and regulations, fairly summarize the matters described therein in all material respects.

This opinion represents our best judgment regarding the application of U.S. federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, all as currently in effect and all of which are subject to change. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you

CHICAGO — FRANKFURT — LONDON — LOS ANGELES — NEW YORK — PALO ALTO — SHANGHAI — WASHINGTON, DC — WEST PALM BEACH

- 2 -	, 2011

of any new developments in the application or interpretation of the U.S. federal income tax laws to the transactions at issue herein. Furthermore, in the event any one of the statements, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion is being delivered to you for the purpose of inclusion as an exhibit to the Registration Statement. We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon outside of the context of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an Exhibit to the Registration Statement. In giving this opinion, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,